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                                                                       Exhibit 5

September 10, 1998


Brush Wellman Inc.
17876 St. Clair Avenue
Cleveland, Ohio 44110


Gentlemen:

         We have acted as counsel to Brush Wellman Inc., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the reservation of 1,050,000 shares of Common Stock, $1 par value per share (the "Common Shares"), of the Company for issuance under the Company's Savings and Investment Plan (the "Plan") which may be offered or sold pursuant to the Plan.

         In connection with the foregoing, we have examined: (a) the Articles of Incorporation and Code of Regulations of the Company (each as amended to date),
(b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

         2. The Common Shares available for issuance under the Plan, when issued pursuant to the Plan, will have been legally issued and will be fully paid and nonassessable, provided that the consideration received by the Company is at least equal to the par value of such shares.

         We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                          Very truly yours,

                                          /s/ Thompson, Hine & Flory LLP

                                          Thompson Hine & Flory LLP